Execution copy

AMENDMENT to

ADMINISTRATION AGREEMENT

AMENDMENT AGREEMENT, effective as of January 1, 2013, by and among each of the entities listed on Appendix A hereto (each, a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated August 15, 2003 (as amended, modified and supplemented through the date hereof, the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement; and

WHEREAS, the Funds have requested that State Street further amend the Administration Agreement and State Street has agreed to do so as an accommodation to the Funds notwithstanding that, as amended, the Administration Agreement is not identical to the form of administration agreements customarily entered into by State Street as administrator, in order that the services to be provided to the Funds by State Street, as successor by merger to IBT, may be made consistently and predictably to the Funds.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Section 7(a) of the Administration Agreement is hereby amended by deleting the lead-in paragraph of such Section 7(a) in its entirety and replacing it with the following language:

“(a) The term of this Agreement shall continue through December 31, 2017 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

(b)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)	The obligations of each Fund shall be several and not joint.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

EACH TIFF ENTITY LISTED ON APPENDIX A
HERETO

By:	/s/ Kelly Lundstrom

Name: Kelly Lundstrom

Title: Vice President/Authorized Agent

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name: Michael F. Rogers

Title: Executive Vice President

Amendment to Administration Agreement

APPENDIX A

TIFF INVESTMENT PROGRAM, INC., on behalf of

TIFF SHORT-TERM FUND

TIFF MULTI-ASSET FUND

TIFF ABSOLUTE RETURN POOL

TIFF ABSOLUTE RETURN POOL II

A-1